UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2018 (May 2, 2018)

ASGN Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26745 Malibu Hills Road, Calabasas, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    On May 2, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of ASGN Incorporated (the “Company”) approved a grant of restricted stock units (“RSUs”) to the Company’s Chief Executive Officer, Peter T. Dameris with a fair market value of $2.5 million on the date of grant, as well as a $2.5 million bonus credited directly to his deferred compensation account, which will be payable over 10 years beginning on the second year following the end of his service to the Company. The Committee, on behalf of the Company’s Board of Directors, wanted to reward the efforts of Mr. Dameris for the successful completion of the Company’s largest acquisition in its history, which also opened up the $129 billion government contract industry for the Company to offer its services. Separately, the Committee had become concerned that the CEO’s compensation was falling behind his peers, especially in light of the fact that the Company has outperformed its peers for the last several years. The Committee engaged Meridian Compensation Partners, LLC as its compensation consultant to conduct a study of the CEO's pay compared to his peers, and consulted with the Company’s counsel, in its determination of the terms and amount of the bonus and RSU grant described herein.

The Committee awarded Mr. Dameris the $2.5 million bonus to his deferred compensation account to reward him for his efforts related to the successful acquisition of ECS Federal, LLC. The Committee awarded the RSU grant to Mr. Dameris in order to retain a CEO who had led the Company to such stellar performance for the past several years for an additional three more years at a minimum. The grant date for the 30,803 RSUs was May 2, 2018, and the RSUs will vest in three equal annual installments beginning on May 2, 2019, subject to Mr. Dameris’ continued service to the Company through the applicable vesting dates. In addition, the RSUs will vest in full upon a termination of Mr. Dameris’ employment due to his death, disability or a termination without cause. The RSU grant was made pursuant to the Company’s Second Amended and Restated 2010 Incentive Award Plan (the “Plan”), and is subject to a grant agreement described below.

The foregoing description of the RSU grant is not complete and is qualified in its entirety by reference to the Company’s Form of Retention RSU Notice and Agreement for Mr. Dameris under the Plan, set forth in Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	ASGN Incorporated Second Amended and Restated 2010 Incentive Award Plan Form of Retention RSU Notice and Agreement for Peter T. Dameris

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASGN Incorporated

Date: May 3, 2018	/s/Jennifer Hankes Painter
Jennifer Hankes Painter
SVP, Chief Legal Officer and Secretary